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                          EXHIBIT 99
PRESS RELEASE


For More Information, Call:
Richard H. Dionne
President and CEO
         or
Albert E. Fiacre, Jr.
Senior Vice President and CFO
(203) 269-8881


DIME FINANCIAL CORPORATION ANNOUNCES
RESTORATION OF CASH DIVIDEND AND 1995 FINANCIAL RESULTS

Wallingford, Connecticut, January 18, 1996: The Board of Directors of Dime Financial Corporation ("DFC") (NASDAQ: DIBK) today declared, after consent of the appropriate regulatory authorities, the resumption of the quarterly dividend with an initial payment of $0.07 per share to be paid on February 22, 1996 to shareholders of record on February 1, 1996. Dividend payments had been suspended by the Board in June of 1991 prior to the issuance of a regulatory memorandum in September of 1991 which has since been lifted. The Company also announced net income for the fourth quarter ended December 31, 1995 of $2.7 million or $0.53 per share compared with net income of $1.1 million or $0.22 per share for the quarter ended December 31, 1994. Net income for the year ended December 31, 1995 totalled $6.0 million or $1.21 per share versus $4.7 million or $0.94 per share for the year earlier period.

As reported previously, the Company began a restructuring program in the second quarter of 1995 which reduced the Company's workforce by approximately 24%. Additional restructuring plans authorized by the Board of Directors took effect in the fourth quarter with regard to the outsourcing of the Bank's data processing operations and other staff reductions. Approximately 10 positions, or 5% of the total workforce, were affected. This additional restructuring resulted in a fourth quarter charge to earnings of $940,000 from the combination of severance charges and the writedown to estimated salvage value of fixed assets associated with data processing. These charges, as expected, were substantially offset by the recognition of a deferred tax benefit totalling $800,000 as the result of improved earnings projections due to decreased operating expenses. The Company previously recognized, in the second quarter of 1995, $2.0 million of the deferred tax asset.

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Net interest income for the quarter ended December 31, 1995 totalled $6.2 million representing a net interest spread of 3.41% and a net interest margin of 3.94%. Net interest income for the quarter ended December 31, 1994 totalled $6.6 million representing a net interest rate spread of 3.93% and a net interest margin of 4.28%. Net interest income for the year ended December 31, 1995 totalled $25.4 million representing a net interest spread of 3.65% and a net interest margin of 4.12%. Net interest income for the year ended December 31, 1994 totalled $25.9 million representing a net interest spread of 4.00% and a net interest margin of 4.22%. The reduction in the net interest spread is primarily due to a reduced level of lower costing savings account deposits versus higher costing certificates of deposit.

The provision to the allowance for loan losses totalled $850,000 for the fourth quarter of 1995 compared with $2.1 million for the fourth quarter of 1994, and totalled $7.6 million for the year ended December 31, 1995 compared with $4.5 million for the year ended December 31, 1994. The increase in the loan loss provision for 1995 is due to the higher level of non-performing loans, on average, and the change to a new methodology adopted in the first quarter of 1995 regarding the increased risk on 1-4 family residential loans.

Non-performing loans totalled $7.7 million at December 31, 1995 compared with $10.8 million at September 30, 1995 and compared with $8.0 million at December 31, 1994. Other real estate owned ("OREO") totalled $1.4 million at December 31, 1995 compared with $1.6 million at September 30, 1995 and compared with $3.7 million at December 31, 1994. Total non-performing assets were $9.1 million or 1.38% of total assets at December 31, 1995, down from $12.4 million or 1.96% of total assets at September 30, 1995 and down from $11.7 million or 1.83% of total assets at December 31, 1994. During the fourth quarter of 1995 $2.8 million of non-performing assets (primarily 1 - 4 family residential) were written down by $1.4 million and were subsequently sold at prices consistent with management's expectations.

The allowance for loan losses totalled $12.8 million at December 31, 1995 compared with an allowance for loan losses of $9.3 million at December 31, 1994, an increase of $3.5 million or 37%. The allowance for loan losses equalled 166.36% of non-performing loans and 2.80% of total loans at December 31, 1995 compared with loan loss reserves of 117.17% of non-performing loans and 1.83% of total loans at December 31, 1994.

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Total operating expenses, net of restructure costs, were $3.0 million for the fourth quarter of 1995 versus operating expenses of $5.2 million for the fourth quarter of 1994, a reduction of $2.2 million or 42%. Total operating expenses, net of restructure costs, for the year ended December 31, 1995 totalled $15.1 million compared with operating expenses of $20.1 million for the same period of 1994, a reduction of $5.0 million or 25%. Restructuring costs charged during the fourth quarter of 1995 totalled $940,000 and totalled $1.9 million for the year ended December 31, 1995. There were no restructuring charges recorded in 1994. The reduction in operating expenses in 1995 reflects progress achieved under the restructuring plan as well as reductions in the net cost of the operation of other real estate owned due to gains recognized on the sales of OREO. For the quarter ended December 31, 1995, OREO operations equalled a net gain of $597,000 compared with a net cost of $209,000 for the fourth quarter of 1994. For the year ended December 31, 1995, OREO operations recorded a net gain of $1.0 million compared with a net cost of $867,000 for the year ended December 31, 1994.

Total assets were $658.4 million up $25.8 million from September 30, 1995 and up $20.6 million from December 31, 1994. Investment securities totalled $158.4 million at December 31, 1995 an increase of $38.0 million from September 30, 1995 and an increase of $94.8 million from December 31, 1994. Total loans equalled $456.4 million at December 31, 1995 a decrease of $23.8 million from September 30, 1995 and a decrease of $53.9 million from December 31, 1994. Total deposits were $543.3 million at December 31, 1995, an increase of $22.6 million from September 30, 1995 and an increase of $15.6 million from December 31, 1994. Borrowings from the Federal Home Loan Bank of Boston totalled $58.0 million at December 31, 1995 unchanged from September 30, 1995 and down $2.0 million from December 31, 1994.

Total shareholders' equity was $51.7 million at December 31, 1995 compared with shareholders' equity of $48.7 million at September 30, 1995 and compared with
shareholders' equity of $45.2 million at December 31, 1994.    The Tier 1
regulatory capital ratio for The Dime Savings Bank of Wallingford, the Company's subsidiary bank, was 7.43% at December 31, 1995 compared with a Tier 1 regulatory capital ratio of 7.20% at September 30, 1995 and compared with a Tier 1 ratio of 6.42% at December 31, 1994 . This ratio is in excess of the regulatory minimum.